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THE FOLLOWING IS A PRESS RELEASE DISSEMINATED BY U.S. BANCORP AND FIRSTAR
CORPORATION ON OCTOBER 4, 2000

        [FIRSTAR LOGO]                         [US BANCORP LOGO]


FOR IMMEDIATE RELEASE
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
CONTACTS: Steve Dale (Firstar Media)         Wendy Raway (U.S. Bancorp Media)
          (414) 765-4455                     (612) 973-2429
          Joe Messinger (Firstar Analysts)   Judy Murphy (U.S. Bancorp Analysts)
          (414) 765-5235                     (612) 973-2264
                                             John Danielson (U.S. Bancorp Analysts)
                                             (612) 973-2261
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                   FIRSTAR CORPORATION AND U.S. BANCORP MERGE,
              CREATING $160 BILLION HIGH-GROWTH FINANCIAL SERVICES
                                    COMPANY


        $21.2 BILLION SHARE EXCHANGE WILL PROVIDE IMMEDIATE EPS ACCRETION

MILWAUKEE and MINNEAPOLIS, October 4, 2000 -- Firstar Corporation (NYSE:FSR) today announced that it has signed a definitive agreement to merge with U.S. Bancorp (NYSE:USB) through an exchange of shares valued at approximately $21.2 billion.

The combined companies will have a powerful presence in consumer and corporate financial services, wealth management, capital markets and payment systems. The Firstar/U.S. Bancorp combination would become the 8th largest bank holding company in the United States, with assets of more than $160 billion, deposits of $107 billion, assets under management of $145 billion and a pro forma market capitalization of approximately $40 billion. The franchise will span 24 Midwestern and Western states with 2200 branches.

Firstar will exchange 1.265 shares of Firstar common stock for each share of U.S. Bancorp common stock in a tax-free exchange agreement. Based on Firstar's closing stock price of $22.38 on September 29, 2000, this represents a price of $28.30 for each U.S. Bancorp share, a premium of 24.4 percent over U.S. Bancorp's closing price that date, and a multiple of 11.7 times U.S. Bancorp's estimated 2001 earnings per share.

The transaction is expected to close in the first quarter of 2001. After the closing, the combined companies will operate under the U.S. Bancorp name, and locate their corporate headquarters in Minneapolis. After the closing, the board of directors of the combined companies will consider payment of dividends at an annual rate of 75 cents per common share, which would represent an increase of 11 percent over U.S. Bancorp's current dividend and an increase of 15 percent over Firstar's current dividend.

Jerry Grundhofer, president and chief executive officer of Firstar, will continue in those positions in the combined company. John "Jack" Grundhofer, chairman, president and chief executive
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officer of U.S. Bancorp, will serve as chairman of the board until his planned retirement on December 31, 2002. The board of directors will be composed of 14 members from Firstar, and 11 members from U.S. Bancorp.

Jerry Grundhofer of Firstar, noted, "We are creating the industry leader in growth, performance and diversification. The combined companies will have a multitude of high growth, non-banking businesses as well as an enviable banking franchise in attractive growth markets. We're already two of the most efficient banking franchises in the country, so we can quickly devote our attention to enhancing our customer relationships, integrating our businesses, and remaining the low cost provider in our key business areas. The new U.S. Bancorp will be the leader in service quality and financial performance."

Jack Grundhofer of U.S. Bancorp remarked, "Our geographies fit together, our business lines complement each other, we are both devoted to high standards of customer service, and we have a lot of other strengths to offer each other in areas ranging from sales culture to information technology. By any standard, we've built a tremendous institution at U.S. Bancorp. But as we considered how best to convert our potential into real value for our shareholders and our customers, it became clear that combining with Firstar was far and away the best course to follow. "

The transaction, which will be accounted for as a pooling of interests, is expected to be 3.7 percent accretive to Firstar earnings per share in 2001, and
3.9 percent accretive in 2002. These accretion numbers include anticipated expense reductions, but do not include increased earnings from revenue enhancements, or the reinvestment of excess capital. Firstar expects to incur pre-tax merger-related and restructuring charges of $800 million between the closing of the transaction and the end of 2002.

Firstar and U.S. Bancorp expect to reduce their combined expense levels by $266 million per year, pre-tax. This is equal to 8 percent of U.S. Bancorp's current expense base, or 5 percent of the combined companies' expense base. The companies anticipate phasing in 25 percent of these savings in 2001, 80 percent by the end of 2002, and 100 percent by the end of 2003. These cost savings primarily involve elimination of redundancies in administration and corporate support functions. Systems integration will begin immediately after closing and will conclude by year-end 2002.

"Our integration approach involves hands-on senior management involvement, intense emphasis on customer and employee retention, and constant tracking of performance. In each previous merger integration, we've achieved our operating goals on time and on budget. The Firstar/Mercantile integration was successfully concluded last month," said Firstar CEO Jerry Grundhofer. "Both Firstar and U.S. Bancorp are already highly efficient and we will be able to increase our focus on the factors affecting revenue growth. Our customers and our employees continue to be our highest priorities."

In addition to its corporate headquarters in Minneapolis, the new U.S. Bancorp will have a significant presence in Arizona, Arkansas, California, Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky Minnesota, Missouri, Montana, Nebraska, Nevada, North Dakota, Ohio, Oregon, South Dakota, Tennessee, Utah, Washington, Wisconsin and Wyoming.
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Community commitment will continue to be paramount for the combined company.
Both Firstar and U.S. Bancorp have strong records of community investment and a proud history of giving back to the communities they serve. The new company will be equally committed to continuing these endeavors at current levels in the states it will serve.

The companies believe that their merger can significantly enhance their combined revenue growth potential, although revenue synergies have not been included in their earnings-per-share accretion estimates. The combined company will serve 10 million customers in a geographic territory that includes nine of the 15 fastest growing states in the country. In deposits, the company will rank first in the northwest and upper midwest, second in the lower midwest, and sixth in the far west.

The new U.S. Bancorp will have a broadly diversified revenue stream: consumer financial services will account for 38 percent, corporate financial services for 29 percent, wealth management and capital markets for 19 percent and payment systems for 14 percent. Its family of businesses will rank among the top five banks in branches, ATMs and home equity lending, and in the top ten in total consumer lending. It will be a leader in commercial real estate lending, leasing and small business lending. Its U.S. Bancorp Piper Jaffray unit is a major regional broker that is a national leader in initial public offerings. Its wealth management businesses will have $145 billion in assets under management and $50 billion in mutual fund assets. And its high-growth specialty businesses include major presence in merchant processing, purchasing cards, corporate cards, corporate trust, mutual fund processing and corporate and institutional trust.

In developing these businesses, the combined companies have invested over $1 billion during the last four years in technology, including product development, distribution and infrastructure. Firstar expects also to adapt its highly successful customer service programs to U.S. Bancorp's markets; these include guaranteed delivery on key service standards in each line of business, and recognition and incentive programs tied to sales and service levels.

The combined company will be one of the strongest financially performing banks in the United States. For the quarter ended June 30, 2000, its pro forma combined return on assets was 1.98 percent and its return on equity was 22.7 percent. Its net interest margin was 4.41 percent and its efficiency ratio was
43.2 percent.

In addition to Jerry Grundhofer and Jack Grundhofer, the senior management team of the new U.S. Bancorp will include: David Moffett, currently vice chairman of Firstar, as chief financial officer; Andrew Duff, currently vice chairman of U.S. Bank, as head of wealth management, trusts & investments and capital markets; Richard Davis, currently vice chairman of Firstar, as head of consumer banking; Daniel Frate, currently vice chairman of U.S. Bank, as head of payment systems; Joseph Hasten, currently vice chairman of Firstar, as head of large corporate banking; Daniel Quinn, currently vice chairman of U.S. Bank, as head of middle market corporate banking; William Chenevich, currently vice chairman of Firstar, as head of information technology and operations; Robert Hoffman, currently executive vice president of U.S. Bancorp, as chief credit officer; Steve Smith, currently executive vice president of Firstar,
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as head of human resources: and Lee Mitau, currently executive vice president of U.S. Bancorp, as general counsel.

The transaction, which was approved by the boards of directors of both companies, is subject to normal shareholder and regulatory approvals. Also today, Firstar announced that its board of directors has rescinded its prior authority, granted on April 11, 2000, to repurchase up to 100 million shares of its common stock. Both companies have completed due diligence. Firstar and U.S. Bancorp have granted each other cross-options to purchase common shares equal to
19.9 percent of the other company under certain circumstances.

Firstar was advised in this transaction by the investment bank of Credit Suisse/First Boston and the law firm of Wachtell, Lipton, Rosen & Katz. U.S. Bancorp was advised by the investment bank of Goldman Sachs and the law firm of Sullivan & Cromwell.

Firstar Corporation is a financial holding company with approximately $74 billion in total assets. Firstar has nearly 1,200 full-service banking offices and more than 2,200 ATM locations in Ohio, Wisconsin, Missouri, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee, Arkansas, Kansas, Arizona and Florida. Firstar, founded in 1853, offers a comprehensive line of consumer and commercial banking products and services, personal and commercial trust, investment management, insurance, securities brokerage, mortgage, credit card, cash management, international banking and other financial services. Visit Firstar on the web at www.firstar.com.

Minneapolis-based U.S. Bancorp, with $86 billion in assets, operates approximately 1,000 banking offices in the Midwest and West. The company provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. It operates a network of 5,000 ATMs and provides 24-hour, seven-days-a-week telephone customer service. The company offers full-service brokerage services at approximately 100 offices through U.S. Bancorp Piper Jaffray. The company is the largest provider of Visa corporate and purchasing cards in the world, and is one of the largest providers of corporate trust services in the nation. Visit U.S. Bancorp on the web at www.usbank.com.

Firstar and U.S. Bancorp will hold a conference call to discuss this transaction at 10 a.m. Eastern Daylight Time on Wednesday, October 4, 2000. Investors, analysts and other interested parties may dial into the conference call at 1-888-732-8927 for domestic access and 1-212-896-6093 for international access. During the call, the slide presentation will be available on the Firstar web site, at www.firstar.com.

                                      # # #

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements about the benefits of the merger between Firstar Corporation and U.S. Bancorp, including future financial and operating results, Firstar's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Firstar's and U.S. Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule: the failure of Firstar Corporation and U.S. Bancorp stockholders to approve the merger; the risk that businesses will not
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be integrated successfully; the risk that the revenue synergies and cost savings from the merge may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients; employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Firstar Corporation's and U.S. Bancorp's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Forms 10-K of Firstar and U.S. Bancorp, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Firstar Corporation and U.S. Bancorp, without charge at the SEC's internet site (http://www.sec.gov). Copies of the joint proxy statements/prospectuses can also be obtained, without charge, by directing a request to Firstar Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202,
Attention: Joe Messinger or to U.S. Bancorp, Attention: Judy Murphy or John Danielson.